                                                                 Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this registration statement on Form S-1 (File No. 333-66671) of our report dated March 12, 1999 on our audits of the financial statements of Michigan Educational Employees Mutual Insurance Company and Subsidiary and our report dated July 2, 1998 on our audit of the financial statements of the Personal Lines and Life Divisions of Michigan Educators Insurance Agency, Inc. We also consent to the inclusion in this registration statement of our tax opinion dated October 20, 1998 on the U.S. federal income tax consequences of the conversion. In addition we consent to the reference to our firm and to the description of our tax opinion under the caption `Federal Income Tax Consequences' and to the reference to our firm under the caption `Experts'.

/s/ PricewaterhouseCoopers LLP

Grand Rapids, Michigan
April 15, 1999